Exhibit 5 PITNEY, HARDIN, KIPP & SZUCH LLP P.O. Box 1945 Morristown, New Jersey 07962-1945

September 26, 2003

Eos International, Inc. 888 Seventh Avenue, 13th Floor New York, New York 10106

Re:	Eos International, Inc. Registration Statement on Form S-8 to be Filed on September 26, 2003 —————————————————————————————

        We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Eos International, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 10,000,000 shares of common stock of the Company, $0.01 par value (the “Securities”), issuable pursuant to the New Hire Plan (as defined in the Registration Statement), deferred obligations incurred pursuant to the New Hire Plan (“New Hire Plan Obligations”), and deferred obligations incurred pursuant to the 2003 Deferred Compensation Plan (“2003 Plan Obligations”). The 2003 Deferred Compensation Plan is referred to herein as the “2003 Plan,” and the New Hire Plan Obligations and the 2003 Plan Obligations are together referred to herein as the “Plan Obligations.”

        We have also examined originals, or copies certified or otherwise identified to our satisfaction, of the New Hire Plan, the 2003 Plan, the Certificate of Incorporation and By-laws of the Company, as currently in effect, and relevant resolutions of the Board of Directors of the Company, and we have examined such other documents as we deemed necessary in order to express the opinion hereinafter set forth.

        In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies.

        We express no opinion as to federal law or the law of any jurisdiction other than corporate law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        Based on the foregoing, we are of the opinion that:

              1.        When the Registration Statement has become effective under the Act and the Securities shall have been duly issued in the manner contemplated by the Registration Statement and the New Hire Plan, the Securities will be legally issued, fully paid and non-assessable.

              2.        The Plan Obligations, when issued in accordance with the 2003 Plan or the New Hire Plan, as the case may be, will be binding obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

        We hereby consent to use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours, PITNEY, HARDIN, KIPP & SZUCH LLP